                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No.  1)*


                           QUEEN SAND RESOURCES INC
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   747927101
                        ------------------------------
                                (CUSIP Number)


Check the following space if a fee is being paid with this statement: [_]

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in the prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO.: 747927101
             ---------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON

      Comerica Bank
      38-0477375
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3.


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Michigan Banking Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF               6,600,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                    0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
           6,600,000
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
           11.80%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
           BK
------------------------------------------------------------------------------
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                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


Item 1

     (a) Name of Issuer:

         QUEEN SAND RESOURCES INC

     (b) Address of Issuer's Principal Executive Offices:

         13760 Noel Road Ste 1030  L.B.#31
         Dallas, TX  75240-7336


Item 2

     (a) Name of Person Filing:

         Comerica Bank

     (b) Address of Principal Business Office or, if none, Residence:

         One Detroit Center
         Detroit, MI 48275

     (c) Citizenship

         Michigan Banking Corporation

     (d) Title of Class of Securities:

         COMMON STOCK

     (e) CUSIP Number:

         747927101

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b). The person filing is a Bank as defined in
        Section 3(a)(6) of the Act.

Item 4. Ownership:

     (a)  Amount beneficially owned:                                   6,600,000

     (b)  Percent of class:                                               11.80%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:              6,600,000

          (ii)  Shared power to vote or to direct the vote:                    0

          (iii) Sole power to dispose or to direct the disposition:            0

          (iv)  Shared power to dispose or to direct the disposition:          0

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          EIBOC/QSR ESCROW                         6,600,000   11.80%
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                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Item 8.  Identification and Classification of Members of the Group.

Item 9.  Notice of Dissolution of a Group

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         07/26/2000
                                              ----------------------------------
                                                            Date

                                                     /s/ Stephen Graef
                                              ----------------------------------
                                                          Signature

                                                 Vice President, Comerica Bank
                                              ----------------------------------
                                                          Name/Title